Exhibit 99.1
For Immediate Release
VPG Reports Fiscal 2022 First Quarter Results
MALVERN, Pa. (May 9, 2022) - Vishay Precision Group, Inc. (NYSE: VPG), a leader in precision measurement sensing technologies, today announced its results for its fiscal 2022 first quarter ended April 2, 2022.
First Fiscal Quarter Highlights:
•Revenues of $87.7 million increased 24.2% from a year ago.
•Gross profit margin was 40.2%, as compared to 40.5% reported a year ago.
•Adjusted gross profit margin* was 41.0%, as compared to 40.5% reported a year ago.
•Operating margin was 9.5%, as compared to 9.1% reported a year ago.
•Adjusted operating margin* was 10.5%, as compared to 8.7% reported a year ago.
•Diluted net earnings per share of $0.46 compared to $0.36 reported a year ago.
•Adjusted diluted net earnings per share* of $0.49 compared to $0.31 reported a year ago.
•EBITDA* was $12.2 million with an EBITDA margin* of 14.0%.
•Adjusted EBITDA* was $12.6 million with an adjusted EBITDA margin* of 14.4%.
•Book-to-bill ratio was 1.25.

Ziv Shoshani, Chief Executive Officer of VPG, commented, "We achieved another quarter of strong performance, reflecting the expanding opportunities in our high-value precision measurement markets. We grew revenue from the first quarter a year ago by 24.2%, driven by growth in all three business segments and across all of our markets. Record orders in the first quarter of $109.6 million contributed to a book-to-bill of 1.25, with each reporting segment achieving a book-to-bill ratio above 1.00. Our record backlog of $170.6 million reflects favorable market conditions and underscores the strength of our business strategy."

Mr. Shoshani said: "Financially, we achieved adjusted diluted net earnings per share* of $0.49 and an adjusted EBITDA margin* of 14.4%. With our strong balance sheet and cash flow, we continue to invest in our organic growth initiatives, as well as to look for value-creating acquisitions to add to our platform."
First Fiscal Quarter Financial Trends:
The Company's first fiscal quarter 2022 net earnings attributable to VPG stockholders were $6.4 million, or $0.46 per diluted share, compared to $5.0 million, or $0.36 per diluted share, in the first fiscal quarter of 2021.
The first fiscal quarter 2022 adjusted net earnings* attributable to VPG stockholders were $6.6 million, or $0.49 per diluted share*, compared to $4.2 million, or $0.31 per diluted share* in the first fiscal quarter of 2021.
Segment Performance:
The Sensors segment revenue of $37.8 million in the first fiscal quarter of 2022 increased 18.7% from $31.8 million in the first fiscal quarter of 2021; sequentially, revenue increased 10.5% compared to $34.1 million in the fourth quarter of 2021. The year-over-year increase in revenues was primarily attributable to higher sales of precision resistors in the Test and Measurements market and higher revenue of our advanced sensors products primarily in Other markets (mainly for consumer and medical applications) and in our General Industrial markets. Sequentially, the increase in revenues reflected revenue growth in our advanced sensors products in Other markets (mainly for consumer and medical applications) and in our General Industrial end markets.
Gross profit margin for the Sensors segment was 37.8% (or 38.6% adjusted to exclude the impact of $0.2 million of start-up costs related to our new advanced sensors facility and $0.1 million impact of COVID-19) for the first fiscal quarter of 2022. Gross profit margin decreased compared to 40.3% (or 40.9% adjusted to exclude the impact of COVID-19 and $0.1 million of start-up costs) in the first fiscal quarter of 2021, and increased compared to 32.1% (or 34.8% adjusted to exclude the impact of $0.9 million of start-up costs related to the new advanced sensors facility) in the fourth fiscal quarter of 2021. The year-over-year decrease in adjusted gross profit margin was primarily due to unfavorable foreign exchange rates, wage increases, and labor inefficiencies due to the hiring of new personnel, partially offset by higher volume. Sequentially, the higher adjusted gross profit margin was primarily due to higher volume and a favorable product mix, partially offset by wage increases.
The Weighing Solutions segment revenue of $32.8 million in the first fiscal quarter of 2022 increased 5.8% compared to $31.0 million in the first fiscal quarter of 2021 and was 2.2% higher than $32.1 million in the fourth quarter of 2021. The year-over-year increase in revenues was primarily attributable to increased revenue to our OEM customers in our Other markets (primarily for construction equipment) and in our Industrial weighing market. The sequential increase in revenues was primarily attributable to higher sales of on-board weighing products in our Transportation market and an increase in our OEM customers in our Other markets mainly for precision agriculture and medical equipment, partially offset by lower sales in the Industrial weighing market for process weighing applications.

Gross profit margin for the Weighing Solutions segment was 36.9% for the first fiscal quarter of 2022, which was a decrease compared to 38.0% (or 38.2% adjusted to exclude the impact of COVID-19) in the first fiscal quarter of 2021, and an increase compared to 34.0% in the fourth fiscal quarter of 2021. The year-over-year decrease in adjusted gross profit margin was primarily due to higher material prices, unfavorable foreign exchange rates, and wage increases, partially offset by higher volume. The sequential increase in adjusted gross profit margin was primarily due to higher volume, higher selling prices and a favorable product mix, offset by higher material costs.
The Measurement Systems segment revenue of $17.1 million in the first fiscal quarter of 2022 increased 119.7% year-over-year from $7.8 million in the first fiscal quarter of 2021 and was 27.9% lower than $23.8 million in the fourth fiscal quarter of 2021. The year-over-year increase in revenue was primarily attributable to the addition of revenue for Diversified Technical Systems, Inc. ("DTS"), which was acquired on June 1, 2021, and higher revenue of our Pacific Instruments and KELK businesses. Sequentially, the decrease in revenue was primarily due to the lower revenue of Dynamic Systems, Inc. ("DSI") and KELK products to the Steel market, and lower revenues for our DTS and Pacific Instruments businesses.
Gross profit margin for the Measurement Systems segment was 51.8% (or 54.1% adjusted to exclude the $0.4 million of purchase accounting adjustments related to the DTS acquisition), compared to 51.4% (or 48.1% adjusted to exclude the purchase accounting adjustments related to the DSI acquisition and the impact of COVID-19), in the first fiscal quarter of 2021, and 54.7% (or 56.8% adjusted to exclude the $0.5 million of purchase accounting adjustments related to the DTS acquisition) in the fourth fiscal quarter of 2021. The year-over-year increase in adjusted gross profit margin was mainly due to higher revenue coming from DTS. The sequential decrease in adjusted gross profit margin was primarily due to lower revenue and unfavorable product mix.

Impacts from the Global COVID-19 Pandemic:
As of May 10, 2022, all of the Company’s facilities are open and operational. Nonetheless, given the ongoing uncertainty concerning the magnitude and duration of the COVID-19 pandemic around the world, any ongoing economic disruption may adversely affect the Company’s business and financial results.

Near-Term Outlook:
“We expect net revenues to grow sequentially and be in the range of $88 million to $96 million for the second fiscal quarter of 2022, at constant first fiscal quarter 2022 exchange rates,” concluded Mr. Shoshani.

*Use of Non-GAAP Financial Information:

We define “adjusted gross profit margin" as gross profit margin before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs related to our new advanced sensors facility, and the impacts of COVID-19 costs. We define "adjusted operating margin" as operating margin before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs, COVID-19 costs, and restructuring costs. We define "adjusted net earnings” and "adjusted diluted net earnings per share" as net earnings attributable to VPG stockholders before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs, COVID-19 costs, restructuring costs, foreign exchange gains and losses, and associated tax effects. We define "Adjusted EBITDA" as earnings before interest, taxes, depreciation, and amortization before purchase accounting adjustments related to the DTS and DSI acquisitions, start-up costs, COVID-19 costs, restructuring costs, and foreign exchange gains and losses.
Management believes that these non-GAAP measures are useful to investors because each presents what management views as our core operating results for the relevant period. The adjustments to the applicable GAAP measures relate to occurrences or events that are outside of our core operations, and management believes that the use of these non-GAAP measures provides a consistent basis to evaluate our operating profitability and performance trends across comparable periods. These reconciling items are indicated on the accompanying reconciliation schedules and are more fully described in VPG’s financial statements presented in our Annual Report on Form 10-K and our Quarterly Reports on Forms 10-Q.
Conference Call and Webcast:
A conference call will be held on Tuesday, May 10, 2022 at 9:00 a.m. ET (8:00 a.m. CT). To access the conference call, interested parties may call 1-844-200-6205 or internationally +1-929-526-1599 and use passcode 097090, or log on to the investor relations page of the VPG website at ir.vpgsensors.com. A replay will be available approximately one hour after the completion of the call by calling toll-free 1-866-813-9403 or internationally +1-929-458-6194 and by using passcode 534489. The replay will also be available on the “Events” page of investor relations section of the VPG website at ir.vpgsensors.com.

About VPG:
Vishay Precision Group, Inc. (VPG) is a leader in precision measurement sensing technologies. Our sensors, weighing solutions and measurement systems optimize and enhance our customers’ product performance across a broad array of markets to make our world safer, smarter, and more productive. To learn more, visit VPG at www.vpgsensors.com and follow us on LinkedIn.

Forward-Looking Statements:
From time to time, information provided by us, including, but not limited to, statements in this press release, or other statements made by or on our behalf, may contain or constitute "forward-looking" information within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements involve a number of risks, uncertainties, and contingencies, many of which are beyond our control, which may cause actual results, performance, or achievements to differ materially from those anticipated.

Such statements are based on current expectations only, and are subject to certain risks, uncertainties, and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, expected, estimated, or projected. Among the factors that could cause actual results to materially differ include: general business and economic conditions; impact of inflation, global labor and supply chain challenges; difficulties or delays in identifying, negotiating and completing acquisitions and integrating acquired companies; the inability to realize anticipated synergies and expansion possibilities; difficulties in new product development; changes in competition and technology in the markets that we serve and the mix of our products required to address these changes; changes in foreign currency exchange rates; political, economic, health (including the COVID-19 pandemic) and military instability in the countries in which we operate; difficulties in implementing our cost reduction strategies, such as underutilization of production facilities, labor unrest or legal challenges to our lay-off or termination plans, operation of redundant facilities due to difficulties in transferring production to achieve efficiencies; significant developments from the recent and potential changes in tariffs and trade regulation; our efforts and efforts by governmental authorities to mitigate the COVID-19 pandemic, such as travel bans, shelter-in-place orders and business closures and the related impact on resource allocations, manufacturing and supply chains; our status as a “critical”, “essential” or “life-sustaining” business in light of COVID-19 business closure laws, orders and guidance being challenged by a governmental body or other applicable authority; our ability to execute our new corporate strategy and business continuity, operational and budget plans; and other factors affecting our operations, markets, products, services, and prices that are set forth in our Annual Report on Form 10-K for the fiscal year ended December 31, 2021. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Contact:
Steve Cantor
Vishay Precision Group, Inc.
781-222-3516
info@vpgsensors.com

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Operations
(Unaudited - In thousands, except per share amounts)

	Fiscal quarter ended
	April 2, 2022	April 3, 2021
Net revenues	$87,665	$70,589
Costs of products sold	52,415	41,967
Gross profit	35,250	28,622
Gross profit margin	40.2%	40.5%

Selling, general, and administrative expenses	26,674	22,183
Restructuring costs	261	—
Operating income	8,315	6,439
Operating margin	9.5%	9.1%

Other income (expense):
Interest expense	(329)	(305)
Other	439	573
Other income	110	268

Income before taxes	8,425	6,707

Income tax expense	1,741	1,764

Net earnings	6,684	4,943
Less: net loss (earnings) attributable to noncontrolling interests	328	(18)
Net earnings attributable to VPG stockholders	$6,356	$4,961

Basic earnings per share attributable to VPG stockholders	$0.47	$0.36
Diluted earnings per share attributable to VPG stockholders	$0.46	$0.36

Weighted average shares outstanding - basic	13,637	13,593
Weighted average shares outstanding - diluted	13,675	13,629

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	April 2, 2022	December 31, 2021
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$78,181	$84,335
Accounts receivable, net	59,056	58,265
Inventories:
Raw materials	26,779	25,464
Work in process	27,723	23,851
Finished goods	24,898	27,112
Inventories, net	79,400	76,427

Prepaid expenses and other current assets	18,219	15,916
Total current assets	234,856	234,943

Property and equipment:
Land	4,206	4,241
Buildings and improvements	68,617	68,778
Machinery and equipment	123,966	122,202
Software	9,384	8,871
Construction in progress	5,866	7,747
Accumulated depreciation	(132,141)	(130,619)
Property and equipment, net	79,898	81,220

Goodwill	45,970	45,830
Intangible assets, net	51,623	52,437
Operating lease right-of-use assets	26,884	27,764
Other assets	18,588	19,695
Total assets	$457,819	$461,889

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Balance Sheets
(In thousands)
	April 2, 2022	December 31, 2021
	(Unaudited)
Liabilities and equity
Current liabilities:
Trade accounts payable	$12,203	$14,876
Payroll and related expenses	19,788	23,772
Other accrued expenses	20,870	17,596
Income taxes	1,209	3,774
Current portion of operating lease liabilities	4,553	4,610
Total current liabilities	58,623	64,628

Long-term debt, less current portion	60,736	60,714
Deferred income taxes	5,761	5,848
Operating lease liabilities	23,959	25,140
Other liabilities	15,279	16,264
Accrued pension and other postretirement costs	11,618	12,253
Total liabilities	175,976	184,847

Commitments and contingencies

Equity:
Common stock	1,324	1,322
Class B convertible common stock	103	103
Treasury stock	(8,765)	(8,765)
Capital in excess of par value	199,223	199,151
Retained earnings	126,652	120,296
Accumulated other comprehensive loss	(36,719)	(35,008)
Total Vishay Precision Group, Inc. stockholders' equity	281,818	277,099
Noncontrolling interests	25	(57)
Total equity	281,843	277,042
Total liabilities and equity	$457,819	$461,889

VISHAY PRECISION GROUP, INC.
Consolidated Condensed Statements of Cash Flows
(Unaudited - In thousands)
	Three Fiscal Months Ended
	April 2, 2022	April 3, 2021
Operating activities
Net earnings	$6,684	$4,943
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization	3,823	3,522
Loss (gain) on sale of property and equipment	7	(1)
Reclassification of foreign currency translation adjustment related to disposal of subsidiary	191	—
Share-based compensation expense	497	366
Inventory write-offs for obsolescence	396	613
Deferred income taxes	25	(116)
Other	(1,229)	(1,659)
Net changes in operating assets and liabilities:
Accounts receivable, net	(1,546)	753
Inventories, net	(3,755)	(3,089)
Prepaid expenses and other current assets	(2,367)	366
Trade accounts payable	(358)	526
Other current liabilities	(2,641)	(601)
Net cash (used in) provided by operating activities	(273)	5,623

Investing activities
Capital expenditures	(4,303)	(5,746)
Proceeds from sale of property and equipment	10	3
Net cash used in investing activities	(4,293)	(5,743)

Financing activities
Principal payments on long-term debt	—	(18)
Distributions to noncontrolling interests	(246)	(111)
Payments of employee taxes on certain share-based arrangements	(435)	(846)
Net cash used in financing activities	(681)	(975)
Effect of exchange rate changes on cash and cash equivalents	(907)	(1,189)
Decrease in cash and cash equivalents	(6,154)	(2,284)

Cash and cash equivalents at beginning of period	84,335	98,438
Cash and cash equivalents at end of period	$78,181	$96,154

Supplemental disclosure of investing transactions:
Capital expenditures purchased	$(2,085)	$(4,150)
Capital expenditures accrued but not yet paid	$850	$965

VISHAY PRECISION GROUP, INC.
Reconciliation of Consolidated Adjusted Gross Profit, Operating Income, Net Earnings Attributable to VPG Stockholders and Diluted Earnings Per Share
(Unaudited - In thousands)

	Gross Profit		Operating Income		Net Earnings Attributable to VPG Stockholders		Diluted Earnings Per share
Three months ended	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021	April 2, 2022	April 3, 2021
As reported - GAAP	$35,250	$28,622	$8,315	$6,439	$6,356	$4,961	$0.46	$0.36
As reported - GAAP Margins	40.2%	40.5%	9.5%	9.1%
Acquisition purchase accounting adjustments	371	11	371	11	371	11	0.03	—
COVID-19 impact	138	(151)	138	(443)	138	(443)	0.01	(0.03)
Start-up costs	150	129	150	129	150	129	0.01	0.01
Restructuring costs		—	261	—	261	—	0.02	—
Foreign exchange (gain)/loss		—		—	(554)	(735)	(0.04)	(0.05)
Less: Tax effect of reconciling items and discrete tax items		—		—	76	(233)	—	(0.02)
As Adjusted - Non GAAP	$35,909	$28,611	$9,235	$6,136	$6,646	$4,156	$0.49	$0.31
As Adjusted - Non GAAP Margins	41.0%	40.5%	10.5%	8.7%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted Gross Profit by segment
(Unaudited - In thousands)

	Fiscal quarter ended
	April 2, 2022	April 3, 2021	December 31, 2021
Sensors
As reported - GAAP	$14,286	$12,833	$10,954
As reported - GAAP Margins	37.8%	40.3%	32.1%
COVID-19 impact	121	53	—
Start-up costs	$150	$129	$916
As Adjusted - Non GAAP	$14,557	$13,015	$11,870
As Adjusted - Non GAAP Margins	38.6%	40.9%	34.8%

Weighing Solutions
As reported - GAAP	$12,079	$11,775	$10,913
As reported - GAAP Margins	36.9%	38.0%	34.0%
COVID-19 impact	—	64	—
As Adjusted - Non GAAP	$12,079	$11,839	$10,913
As Adjusted - Non GAAP Margins	36.9%	38.2%	34.0%

Measurement Systems
As reported - GAAP	$8,885	$4,015	$13,012
As reported - GAAP Margins	51.8%	51.4%	54.7%
Acquisition purchase accounting adjustments	371	11	516
COVID-19 impact	17	(268)	—
As Adjusted - Non GAAP	$9,273	$3,758	$13,528
As Adjusted - Non GAAP Margins	54.1%	48.1%	56.8%

VISHAY PRECISION GROUP, INC.
Reconciliation of Adjusted EBITDA
(Unaudited - In thousands)
	Fiscal quarter ended
	April 2, 2022	April 3, 2021	December 31, 2021
Net earnings attributable to VPG stockholders	$6,356	$4,961	$5,961
Interest Expense	329	305	324
Income tax expense	1,741	1,764	1,781
Depreciation	2,853	2,907	2,993
Amortization	970	615	970
EBITDA	12,249	$10,552	$12,029
EBITDA MARGIN	14.0%	14.9%	13.4%
Acquisition purchase accounting adjustments	371	11	516
Restructuring costs	261	—	76
COVID-19 impact	138	(443)	—
Start-up costs	150	129	916
Foreign exchange (gain)/loss	(554)	(735)	632
ADJUSTED EBITDA	$12,615	$9,514	$14,169
ADJUSTED EBITDA MARGIN	14.4%	13.5%	15.7%